CONSENT OF INDEPENDENT AUDITORS

We consent to the references to our firm under the caption "Independent Auditors of the Portfolio" and to the incorporation by reference of our report dated August 12, 1997 with respect to SR&F Municipal Money Market Portfolio in the Registration Statement (Form N-1A) of Colonial Trust IV and in the related prospectus and statement of additional information of Colonial Municipal Money Market Fund, filed with the Securities and Exchange Commission in this Post Effective Amendment No. 47 to the Registration Statement under the Securities Act of 1933 (Registration No. 2-62492) and in this Amendment No. 45 to the Registration Statement under the Investment Company Act of 1940 (Registration No. 811-2865).


ERNST & YOUNG LLP


Chicago, Illinois
October 24, 1997